FOR RELEASE ON OR AFTER: June 15, 2018
CONTACT:	Robert Cherry, Vice President of Business Development & Investor Relations 608.361.7530 robert.cherry@regalbeloit.com

Terrence Hahn Joins Regal Board of Directors

BELOIT, WI – Regal Beloit Corporation (NYSE:RBC) announced today that Mr. Terrence S. Hahn has joined the Company's Board of Directors. His initial term on the board will continue until the 2019 annual shareholders meeting. Additionally, the Company announced an increase in the size of the board from ten to eleven directors.

Mr. Hahn has most recently served as an Officer of Honeywell International, Inc. in the role of President and Chief Executive Officer of Honeywell Home and Building Technologies since 2016 and, after the public announcement in 2017 to spin the Homes and Distribution businesses, has supported the transition.

Before assuming that role, he served with Honeywell as President & Chief Executive Officer, Transportation Systems since 2013 based in Switzerland, and Vice President & General Manager, Performance Materials & Technologies, Fluorine Products since 2007. Prior to joining Honeywell, Mr. Hahn served in key business, operation and technology leadership roles with Air Products & Chemicals, Inc. from 1988-2007 with positions based in Taiwan, Malaysia and Canada. Mr. Hahn holds an MBA from the Wharton School of the University of Pennsylvania and MEng and BS degrees in Materials Science & Engineering from Lehigh University.

“We are extremely pleased to have Terrence join the Regal board. His integrated knowledge of software and hardware technology, his global leadership experience and his background in manufacturing will serve us well as we execute our strategy to grow through innovation,” stated Mark Gliebe, Regal's Chairman and Chief Executive Officer.

Regal Beloit Corporation (NYSE: RBC) is a leading manufacturer of electric motors, electrical motion controls, power generation and power transmission products serving markets throughout the world. The company is comprised of three business segments: Commercial and Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. For more information, visit RegalBeloit.com.

###